EXHIBIT 10.6

Second Amendment to Employment Contract

This SECOND AMENDMENT TO EMPLOYMENT CONTRACT is made this 5th day of December, 2008, and amends the Employment Contract (as previously amended by the First Amendment to Employment Contract and referred to herein as the “Employment Agreement”), dated as of the 26th day of June, 1987, between Orleans Homebuilders, Inc., a Delaware corporation, formerly known as FPA Corporation (the “Company”) and Jeffrey P. Orleans (the “Employee”) in order to make certain modifications related to the federal income tax treatment of certain arrangements that may be considered to constitute a form of nonqualified deferred compensation.

WHEREAS, certain provisions of the Employment Agreement may be treated as providing for payments that are in the nature of “nonqualified deferred compensation,” as that phrase is used for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the modification of such arrangements in order to comply with applicable provisions of the Code is permitted during a transitional period that ends as of December 31, 2008; and

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, and intending to be legally bound herby, the Employee and the Company agree as follows:

1.             Section 11.11 of the Employment Agreement is hereby amended by the addition of a new paragraph at the end thereof, to read:

For purposes of clarifying the intended manner in which this Section 11.11 is to be implemented so as to bring the terms of this Agreement into compliance with applicable requirements of Section 409A of the Internal Revenue Code, and so as to avoid any possible ambiguity regarding time and manner of payments of nonqualified deferred compensation to the Employee, all payments of compensation that are to be made by the Company to the Employee in connection with the Employee’s termination of employment with the Company shall be paid in a single, lump-sum payment to be paid over as soon as practicable following the six month anniversary of the date of the Employee’s termination of employment; provided, however, that the preceding sentence shall only be applicable to payments that are determined to constitute payments of nonqualified deferred compensation subject to the requirements of Section 409A of the Internal Revenue Code, and not exempt from such requirements by reason of applicable provisions of the relevant Treasury Regulations (including, but not limited to, the exemption from Section 409A of the Internal Revenue Code for separation pay and/or the exemption for “short-term deferrals”).  All other payments shall be paid at such time(s) as provided by the other applicable provisions of the Severance Agreement.  It is generally anticipated that all payments of compensation in connection with and following Employee’s termination of employment will be considered to be vested benefits in the nature of deferred compensation and shall be paid, as described above, at a fixed time and in a fixed manner consistent with the requirements of Section 409A of the Internal Revenue Code, including the requirement that payments of nonqualified deferred compensation not be paid until six months following a separation from service of a key employee of a public company.  Where the six month waiting period, however, is not required under Internal Revenue Code Section 409A(a)(2)(B), payment shall be made during the time frame specified in Section 8 of the Employment Agreement.  To the extent any amount is payable to the Employee in connection with and following his termination of employment, and such amount is determined to be a payment of nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code for which a time and manner of payment is not otherwise specified, such amount shall be paid as soon practicable following the six month anniversary of the Employee’s termination of employment.

2.             Except as set forth herein, the terms, conditions and provisions of the Employment Agreement remain unchanged and such terms, conditions and provisions are hereby confirmed.

3.             This Second Amendment to Employment Contract may be executed in more than one counterpart, each of which shall be an original and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the Company and the Employee have caused this Second Amendment to Employment Contract to be executed as of the date first set forth above.

ORLEANS HOMEBUILDERS, INC.

By:	/s/ MICHAEL T. VESEY
Name: Michael T. Vesey
Title: President & COO

JEFFREY P. ORLEANS

/s/ JEFFREY P. ORLEANS